Exhibit D

VOTING AGREEMENT

VOTING AGREEMENT (this "Agreement") dated as of January 18, 2006, is by and among BCFWC Acquisition, Inc., a Delaware corporation ("Parent"), and each Person (as defined in the Merger Agreement (as defined below)) listed on the signature page hereof as a stockholder (each, a "Stockholder" and, collectively, the "Stockholders"). For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), by and between Parent, BCFWC Mergersub, Inc., a Delaware corporation ("Merger Sub") and Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the "Company").

RECITALS

A. Each Stockholder "beneficially owns" (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) and (subject, in the case of the Stockholders that are parties thereto, to the 2004 Voting Agreement (as defined below)) is entitled to dispose of (or to direct the disposition of) and to vote (or to direct the voting of) the number of shares of common stock, par value $1.00 per share, of the Company (the "Common Stock") set forth opposite such Stockholder's name on Schedule A hereto (such shares of Common Stock, together with all other shares of capital stock of the Company acquired by any Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"). As used herein, the "2004 Voting Agreement" means that certain Voting Agreement, dated September 23, 2004, by and among the Stockholders (other than the MM 2005 Intangibles Trust, MHLAS Limited Partnership No. 1 and MH Family LLC).

B. Concurrently with the execution and delivery of this Agreement, Parent, Merger Sub and the Company are entering into the Merger Agreement providing for the merger of Merger Sub with and into the Company, with the Company surviving the Merger (the "Merger") upon the terms and subject to the conditions set forth therein.

C. As a condition to entering into the Merger Agreement, Parent has required that the Stockholders enter into this Agreement, and the Stockholders desire to enter into this Agreement to induce Parent to enter into the Merger Agreement.

D. The Board of Directors of the Company has taken all actions so that the restrictions imposed on business combinations by Section 203 of the General Corporation Law of the State of Delaware (the "DGCL") are inapplicable to this Agreement, the Merger Agreement and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

    Representations and Warranties of Each Stockholder.

    Each Stockholder severally (and not jointly) represents and warrants to Parent as follows:

      Due Authorization and Organization. To the extent such Stockholder is not a natural person, such Stockholder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Stockholder has all requisite legal power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by such Stockholder. This Agreement has been duly authorized, executed and delivered by such Stockholder and, assuming the due and valid authorization, execution and delivery by Parent of this Agreement, constitutes a valid and binding obligation of such Stockholder enforceable against such Stockholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally, and (ii) is subject to general principles of equity.
      No Conflicts. (i) Except for such filings as may be required under the Exchange Act, the Exchange Act Rules and the applicable requirements of the New York Stock Exchange, no filing by such Stockholder with any governmental body or authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby to be consummated by such Stockholder and (ii) none of the execution and delivery of this Agreement by such Stockholder or the consummation by such Stockholder of the transactions contemplated hereby to be consummated by such Stockholder, or compliance by such Stockholder with any of the provisions hereof shall (A) in the case any Stockholder that is not a natural person, violate any provision of the organizational documents of such Stockholder, (B) giving effect to Section 20 hereof, violate or constitute a breach of or a default under (or which, with notice or lapse of time, or both, would constitute a default under) any of the terms of any material contract, trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which such Stockholder is a party or by which such Stockholder or any of its Subject Shares or assets may be bound, or (C) (assuming the filings referred to in the preceding clause (i) are made), violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to prevent such Stockholder from performing its obligations under this Agreement.
      The Subject Shares. Schedule A sets forth, opposite such Stockholder's name (and, if applicable, in the footnotes thereto), the number of Subject Shares over which such Stockholder has record or beneficial ownership as of the date hereof (subject, in the case of the Stockholders that are parties thereto, to the 2004 Voting Agreement). As of the date hereof, such Stockholder is the record or beneficial owner of the Subject Shares denoted as being owned by such Stockholder on Schedule A and, except as set forth on Schedule A, has the power to vote (or cause to be voted) such Subject Shares (subject, in the case of the Stockholders that are parties thereto, to the 2004 Voting Agreement). Except as set forth on such Schedule A, neither such Stockholder nor any controlled affiliate of such Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of the Company or other securities of the Company or any interest therein or any voting rights with respect to any securities of the Company. Except for shares that are beneficially owned in a fiduciary capacity, such Stockholder has legal and valid title to the Subject Shares denoted as being owned by such Stockholder on Schedule A, free and clear of any pledges, mortgages, liens, voting agreements, options, encumbrances, adverse claims, security interests and charges of any kind, other than (i) those created by this Agreement or the 2004 Voting Agreement, (ii) as disclosed on Schedule A, (iii) those created as a result of federal or state securities laws, or (iv) as would not prevent such Stockholder from performing its obligations under this Agreement.
      Reliance By Parent. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder's execution and delivery of this Agreement.
      Litigation. As of the date hereof, there is no action, proceeding or investigation pending or, to such Stockholder's knowledge, threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.
      No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Section 1 and in the final sentence of Section 3(c) hereof, such Stockholder makes no express or implied representation or warranty with respect to such Stockholder, the Subject Shares, or otherwise. Such Stockholder hereby disclaims any such other representation or warranty, whether by such Stockholder or any other Person, notwithstanding the delivery or disclosure to Parent, Merger Sub or any other Person of any documentation or other written or oral information by such Stockholder, the Company, any of their respective Representatives or any other Person, and neither such Stockholder nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Merger Sub or any other Person resulting from such delivery or disclosure, or Parent's, Merger Sub's or any of their respective Representative's use, of any such documentation or other information ( including any information, documents, projections, forecasts or other material made available to Parent, Merger Sub any of their respective Representatives in certain "data rooms" or management presentations in expectation of the Transactions).
    Representations and Warranties of Parent.

    Parent hereby represents and warrants to the Stockholders as follows:

      Due Authorization and Organization. Parent is duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby to be consummated by Parent. This Agreement has been duly authorized, executed and delivered by Parent and, assuming the due and valid authorization, execution and delivery by each Stockholder of this Agreement, constitutes a valid and binding obligation of Parent enforceable against Parent in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors' rights generally, and (ii) is subject to general principles of equity.
      Conflicts. (i) Except for such filings as may be required under the Exchange Act or the Exchange Act Rules, no consent or approval of any other Person is necessary for the execution of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby to be consummated by Parent and (ii) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby to be consummated by Parent, or compliance by Parent with any of the provisions hereof shall (A) violate any provision of the certificate of incorporation or by-laws of Parent, (B) violate or constitute a breach of or a default under (or which, with notice or lapse of time, or both, would constitute a default under) any of the terms of any material contract, loan or credit agreement, note, bond, mortgage, indenture, lease, permit, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound, or (C) (assuming the filings referred to in the preceding clause (i) are made) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not prevent Parent from performing its obligations under this Agreement.
      Reliance by the Stockholders. Parent understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Parent.
    Covenants of Each Stockholder.

    Until the termination of this Agreement in accordance with Section 5, each Stockholder, in its capacity as such, agrees as follows:

      At the Special Meeting or at any adjournment, postponement or continuation thereof or in any other circumstances occurring prior to the Special Meeting upon which a vote or other approval with respect to the Merger and the Merger Agreement is sought by the Company from the Company's stockholders, each Stockholder shall vote (or cause to be voted) the Subject Shares held by such Stockholder (i) in favor of the approval of the Merger and the approval and adoption of the Merger Agreement; and (ii) except with the written consent of Parent, against any Alternative Proposal. Any such vote shall be cast in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Section 3(a).
      Each Stockholder hereby appoints Parent and any designee of Parent, and each of them individually, its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote during the term of this Agreement with respect to the Subject Shares in accordance with Section 3(a). This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy and power of attorney. The proxy and power of attorney granted hereunder by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by each Stockholder with respect to the matters contemplated by Section 3(a). The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxies and powers of attorney granted hereunder shall cease to be irrevocable and shall terminate upon the termination of this Agreement.
      Each Stockholder agrees not to, directly or indirectly, (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer") or enter into any agreement, option or other arrangement with respect to, or consent to a Transfer of, or convert or agree to convert, any or all of the Subject Shares to any Person, other than in accordance with the Merger Agreement, except in each case for Transfers (x) to any other Stockholder or (y) to any Person who executes and delivers to Parent and Merger Sub a voting agreement identical in form to this Agreement (except for the identity of the Stockholder) prior to or concurrently with the consummation of such Transfer or (ii) grant any proxies (other than the Company proxy card in connection with the Special Meeting if and to the extent such proxy is consistent with the Stockholder's obligations under Section 3(a) hereof), deposit any Subject Shares into any voting trust or enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of the Subject Shares, in any case where such action would be inconsistent with or violative of the provisions and agreements contained in Section 3(a) hereof. Such Stockholder further agrees (A) not to commit or agree to take any of the actions that are prohibited by clause (i) or (ii) of the preceding sentence and (B) not to take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.
      Such Stockholder shall not, nor shall such Stockholder permit any controlled affiliate of such Stockholder to, nor shall such Stockholder act in concert with or permit any controlled affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a "solicitation" (as such term is used in the rules of the Securities and Exchange Commission) of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock intended to facilitate any Alternative Proposal or to cause stockholders of the Company not to vote to approve and adopt the Merger Agreement. Such Stockholder shall not, and shall direct any investment banker, attorney, agent or other adviser or representative of such Stockholder not to, initiate or solicit (including by way of furnishing non-public information) or knowingly take any other action that constitutes, or is reasonably expected to lead to, an Alternative Proposal or engage in any substantive discussions or negotiations concerning, or provide any non-public information with respect to, an Alternative Proposal. Each Stockholder hereby represents that, as of the date hereof, it is not engaged in substantive discussions or negotiations with any party with respect to any Alternative Proposal.
      Notwithstanding anything to the contrary in this Section 3, if and to the extent that, pursuant to the terms of the Merger Agreement, the Company is permitted to provide information to and engage in substantive discussions and negotiations with any Person regarding an Alternative Proposal, then the Stockholders may provide information to and engage in substantive discussions and negotiations with such Person and its representatives.
    Stockholder Capacity.

    No Person executing this Agreement, or any officer, director, partner, employee, agent or representative of such Person, who is or becomes during the term of this Agreement a director or officer of the Company shall be deemed to make any agreement or understanding in this Agreement in such Person's capacity as a director or officer. Each Stockholder is entering into this Agreement solely in his capacity as the record holder or beneficial owner of, or the trustee of a trust whose beneficiaries are the beneficial owners of, such Stockholder's Subject Shares and nothing herein shall limit or affect any actions taken by a Stockholder in his capacity as a director or officer of the Company.

    Termination.

    This Agreement shall terminate (i) upon the earlier of (A) the approval and adoption of the Merger Agreement at the Special Meeting and (B) the termination of the Merger Agreement in accordance with its terms by any party thereto for any reason, or (ii) at any time upon notice by Parent to the Stockholders. No party hereto shall be relieved from any liability for fraud or any willful breach of any covenant contained in this Agreement by reason of any such termination. Notwithstanding the foregoing, the final two sentences of this Section 5, Section 6 and Sections 8 through 19, inclusive, of this Agreement shall survive the termination of this Agreement.

    Appraisal Rights.

    To the extent permitted by applicable law, each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

    Publication.

    Each Stockholder hereby authorizes Parent and the Company to publish and disclose in the Proxy Statement (including any and all documents and schedules filed with the Securities and Exchange Commission relating thereto) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

    Governing Law.

    This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware that apply to agreements made and performed entirely within the State of Delaware, without giving effect to the conflicts of law principles thereof or any other jurisdiction.

    Submission to Jurisdiction; Waiver of Jury Trial.
      Each of the parties hereto irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby shall be brought and determined in any federal court located in the State of Delaware or any Delaware state court, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (iii) that (x) such action or proceeding in such court is brought in an inconvenient forum, (y) the venue of such action or proceeding is improper or (z) this Agreement, the transactions contemplated hereby or the subject matter hereof or thereof, may not be enforced in or by such court.
      EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
    Specific Performance.

    The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in addition to any other remedy to which they are entitled at law or in equity.

    Amendment, Waivers, Etc.

    Subject to applicable law, this Agreement may be amended by Parent and the Stockholders at any time before or after adoption of the Merger Agreement by the stockholders of the Company. This Agreement may not be amended except by an instrument in writing signed by Parent and the Stockholders. At any time prior to the Effective Time, Parent and the Stockholders may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or acts of the other party; (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any of the agreements or conditions of the other party contained herein; provided, however, that no failure or delay by Parent or any Stockholder in exercising any right hereunder shall constitute a waiver thereof. Any agreement on the part of Parent or the Stockholders to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

    Assignment; No Third Party Beneficiaries.

    Except in connection with a Transfer of Subject Shares permitted hereunder, neither this Agreement nor any of the rights, benefits or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of all of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns. Any purported assignment in violation of the provisions of this Agreement shall be null and void ab initio. This Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies whatsoever.

    Notices.

    Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective upon the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 13 and confirmation of such transmission is received prior to 5:00 p.m. (New York time) on a Business Day, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section 13 and confirmation of such transmission is received (x) later than 5:00 p.m. (New York time) on a Business Day and earlier than 11:59 p.m. (New York time) on such Business Day or (y) on a day that is not a Business Day, (iii) when received, if sent by nationally recognized overnight courier service or (iv) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications (unless changed by the applicable party by like notice) shall be as follows:

    If to Parent, to:

    Bain Capital Partners, LLC
    111 Huntington Avenue
    Boston, Massachusetts 02199
    Attention: Jordan Hitch
    Telephone No.: (617) 516-2000
    Facsimile No.: (617) 516-2010

    with a copy (which shall not constitute notice) to:

    Kirkland & Ellis LLP
    153 East 53rd Street
    New York, New York 10022
    Attention: Lance Balk, Esq. and Christopher Neumann, Esq.
    Telephone No.: (212) 446-4800
    Facsimile No: (212) 446-6460

    If to any Stockholder, at the address set forth under such Stockholder's name on Schedule A hereto or to such other address as the party to whom notice is to be given may have furnished to the other parties in writing in accordance herewith.

    Severability.

    If any provision of this Agreement is held by a court (or other authority) of competent jurisdiction to be invalid, void unenforceable or against its regulatory policy, the remainder of the provisions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

    Integration.

    This Agreement (together with the Merger Agreement to the extent referenced herein), including Schedule A hereto, constitutes the full and entire understanding and agreement of the parties with respect to the subject matter hereof and thereof and supersedes any and all prior understandings or agreements relating to the subject matter hereof and thereof.

    Mutual Drafting.

    Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

    Section Headings.

    The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

    Counterparts.

    This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

    Definitions.

References in this Agreement (except as specifically otherwise defined) to "affiliates" shall mean, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

20. 2004 Voting Agreement.

Notwithstanding anything in the 2004 Voting Agreement to the contrary, each Stockholder that is a party thereto hereby waives any and all provisions of the 2004 Voting Agreement that are inconsistent with, or that in the absence of such waiver would be breached by, such Stockholder's execution and delivery of this Agreement or the consummation by such Stockholder of the transactions contemplated hereby to be consummated by such Stockholder.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of the day and date first above written.

BCFWC Acquisition, Inc.

By: /s/ Jordan Hitch
   Name: Jordan Hitch
   Title: Vice President

STOCKHOLDERS:

SAMGRAY, L.P.

By: Latzim Family LLC, its general partner

By: /s/ Stephen E. Milstein
    Name: Stephen E. Milstein
    Title: Member

Article Sixth Trust

By: /s/ Lazer Milstein
    Name: Lazer Milstein
    Title: Trustee

MM 2005 Intangibles Trust

By: /s/ Stephen E. Milstein
    Name: Stephen E. Milstein
    Title: Trustee

MHLAS Limited Partnership No. 1

By: MH Family LLC, its general partner

By: /s/ Paul Tang
     Name: Paul Tang
     Title: Trustee

MH Family LLC

By: /s/ Paul Tang
     Name: Paul Tang
     Title: Trustee

(Signature Page to Voting Agreement)

/s/ Andrew R. Milstein
Andrew R. Milstein

/s/ Stephen E. Milstein
Stephen E. Milstein

/s/ Lazer Milstein
Lazer Milstein

(Signature Page to Voting Agreement)

Schedule A

STOCKHOLDERS
Stockholder*****	Shares of Common Stock		Percentage (9)
Samgray, L.P.*	12,000,000	(1)(2)	26.8%
Trust Established under Article Sixth of the Last Will and Testament of Henrietta Milstein**	6,743,984	(1)(3)	15.1%
MM 2005 Intangibles Trust***	467,001	(4)	1.0%
Andrew R. Milstein*	2,700,719	(1)(2)(5)(6)(7)	6.0%
Stephen E. Milstein***	2,577,735	(1)(2)(6)(7)	5.8%
Lazer Milstein**	1,901,901	(1)	4.2%
MHLAS Limited Partnership No. 1****	1,400,000	(8)	3.1%
MH Family LLC****	10,000	(8)	-
Total:	27,801,340		62.1%

*The address for such Stockholder is c/o Burlington Coat Factory Warehouse Corporation, 1830 Route 130, Burlington, NJ 08016, Attn. Andrew R. Milstein.

**The address for such Stockholder is PO Box 546781, Surfside, FL, 33154, Attn. Lazer Milstein.

***The address for such Stockholder is c/o Burlington Coat Factory Warehouse Corporation, 1830 Route 130, Burlington, NJ 08016, Attn. Stephen E. Milstein.

****The address for such Stockholder is c/o Burlington Coat Factory Warehouse Corporation, 1830 Route 130, Burlington, NJ 08016, Attn. Paul C. Tang.

*****A copy of any notice or communication to any Stockholder should be sent to (but shall not constitute notice to such Stockholder): Phillips Nizer LLP, 666 Fifth Avenue, New York, New York 10103, Attn: Tiberio Schwartz, Facsimile: 1 (212) 262-5152.

  Samgray, Andrew Milstein ("AM"), Stephen Milstein ("SM"), Lazer Milstein ("LM") and the Trust Established under Article Sixth of the Last Will and Testament of Henrietta Milstein ("Article Sixth Trust") have entered into the 2004 Voting Agreement, pursuant to which the parties to the 2004 Voting Agreement have granted AM and SM (and LM, should either of AM or SM die, suffer incapacity or resign), an irrevocable proxy to vote the shares of Common Stock owned by such parties. In case of a deadlock as to how the shares will be voted, LM has the power to decide which position shall prevail; except if such deadlock occurs while LM is serving, the deadlock will be broken by an individual designated by LM and the other proxy then serving with him. As of December 26, 2005, there were an aggregate of 25,690,938 shares of Common Stock subject to the 2004 Voting Agreement representing 57.4% of the issued and outstanding shares of Common Stock of Blue Blazer.
  The general partner of Samgray LP is Latzim LLC and the managing members of Latzim are AM, SM and LM. Latzim, AM, SM and LM may be deemed to have voting and dispositive power over the shares owned by Samgray, subject to the 2004 Voting Agreement.
  The Trustee of the Article Sixth Trust is LM who may be deemed to have voting and dispositive power over the shares owned by the Trust, subject to the 2004 Voting Agreement. Monroe G. Milstein is a beneficiary of the Article Sixth Trust and has certain limited dispositive rights over the shares owned by this Trust.
  The Trustee of the MM 2005 Intangible Trust is SM who may be deemed to have voting and dispositive power over the shares owned by the Trust.
  Includes 13,032 shares owned by the SGM 1995 Trust, of which AM is co-trustee and as to which he may be deemed to have voting and dispositive power.
  Includes 36,000 shares owned by 1989 Milstein Holdings Co., of which AM and SM are co-trustees and as to which they may be deemed to have voting and dispositive power.
  Excludes 67,200 shares of common stock that are issuable upon the exercise of stock options.
  MHLAS Limited Partnership No. 1 ("MHLAS") is a Delaware limited partnership whose general partner is MH Family LLC ("MHLLC"), a Delaware limited liability company. MHLLC is controlled by the Henrietta Milstein 2000 Revocable Trust. Mr. Paul Tang is the trustee of such trust and in such capacity may be deemed to have voting and dispositive power over the shares owned by MHLAS and MHLLC.
  Based on 44,769,513 shares outstanding as of January 9, 2006.